UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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232 Strawbridge Drive

Moorestown, New Jersey 08057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 19, 2015

To the Stockholders of Destination Maternity Corporation:

The Annual Meeting of Stockholders of Destination Maternity Corporation, a Delaware corporation (the “Company”), will be held at 9:15 a.m. Eastern Standard Time, on Thursday, February 19, 2015, at the corporate headquarters of the Company at 232 Strawbridge Drive, Moorestown, NJ 08057, for the following purposes:

1.	To elect eight directors of the Company;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP (“KPMG”) as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending January 30, 2016 and the Company’s internal control over financial reporting as of January 30, 2016;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s common stock at the close of business on Friday, December 12, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, FEBRUARY 19, 2015:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at

http://investor.destinationmaternity.com.

By Order of the Board of Directors

Anthony M. Romano

Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 22, 2014

PROXY STATEMENT

232 Strawbridge Drive

Moorestown, New Jersey 08057

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

February 19. 2015

This proxy statement, which is first being mailed to stockholders on approximately December 22, 2014, is furnished in connection with the solicitation by the Board of Directors of Destination Maternity Corporation (the “Company”) of proxies to be used at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:15 a.m., Eastern Standard Time, on Thursday, February 19, 2015, at 232 Strawbridge Drive, Moorestown, NJ 08057, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company’s common stock (“Common Stock”) represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of KPMG LLP as independent registered public accountants, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting. All references herein to the Company’s fiscal years refer to the fiscal year ended on September 30 in the year mentioned. For example, the Company’s fiscal year 2014 ended on September 30, 2014. On December 4, 2014, the Company announced a change in its fiscal year to a 52/53 week retail calendar beginning February 1, 2015 with the fiscal year ending on the Saturday closest to January 31st in each succeeding year. Following a four-month transition period from October 1, 2014 through January 31, 2015 (the “2014-2015 Transition Period”), the Company’s fiscal year 2015 will cover the period beginning February 1, 2015 and ending January 30, 2016.

VOTING

Holders of record of Common Stock on Friday, December 12, 2014 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 13,797,959 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors (Proposal 1) will have the same effect as votes against the proposal, because, in the case of all other proposals approval requires a vote in favor of the proposal by a majority of the shares entitled to vote present at the Annual Meeting in person or represented by proxy. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Brokers are entitled to vote uninstructed shares with respect to the ratification of the selection of independent registered public accountants, but brokers are not entitled to vote uninstructed shares with respect to other matters. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors’ policy is that the roles of the Non-Executive Chair of the Board of Directors and the Chief Executive Officer should be separate and should not be held simultaneously by the same individual, thus enabling the Board of Directors to benefit from independent leadership. Mr. Arnaud Ajdler, an independent director, has served as the Non-Executive Chair of the Board of Directors since the Annual Meeting held in February 2011. If reelected it is expected that Mr. Ajdler will continue to serve as the Company’s Non-Executive Chair of the Board of Directors.

Inasmuch as the Non-Executive Chair of the Board of Directors is independent, the Board of Directors does not believe that a lead director is currently necessary. However, the Board of Directors in executive session would establish a lead director in the event of the need for emergency succession actions with respect to either or both the Non-Executive Chair and the Chief Executive Officer or for other purposes as the Board of Directors may determine. The independent directors who chair the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees also provide leadership to the Board of Directors in their assigned areas of responsibility. The Board of Directors believes its current structure and operation as described here properly safeguard the independence of the Board of Directors.

Majority Voting in Director Elections

Although no formal Board action has been taken to implement a change from the current plurality standard in the election of directors, it is the intention of the Board of Directors to adopt a majority voting standard in uncontested elections of directors promptly following the Annual Meeting. The Board has taken note of the fact that a substantial majority of the largest U.S. public companies, and an increasing number of small capitalization companies, have adopted a majority vote standard in uncontested director elections. The Board is mindful of this corporate governance trend and is committed to acting in the best interests of the Company and its stockholders generally. In addition, the move to a majority voting standard would be consistent with our undertaking in our recent agreement with Voce Capital Partners LP, a holder of approximately 2% of our outstanding stock, which is affiliated with our newest director, Mr. J. Daniel Plants.

Corporate Governance Principles

We maintain Corporate Governance Principles that provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders. Our Corporate Governance Principles are available on the Company’s investor website at http://investor.destinationmaternity.com or are available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is designed to promote the highest standards of business conduct in our relationships with each other and with our customers, suppliers and others. The Code of Business Conduct and Ethics contains basic principles to guide directors, officers and employees of our Company. Our Code of Business Conduct and Ethics is available on the Company’s investor website at http://investor.destinationmaternity.com or is available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Board of Directors Independence

The Company’s Corporate Governance Principles require that a majority of the Company’s directors be independent. The Nasdaq Stock Market listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation, and Nominating and Corporate Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These director independence standards, which are set forth in our Corporate Governance Principles, are consistent with the Nasdaq listing standards. A director will be considered “independent” if he or she meets the requirements of our director independence standards and the independence criteria in the Nasdaq listing standards.

The Board of Directors has affirmatively determined that all of the Company’s current and nominee directors, except Mr. Anthony M. Romano, have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent.

The Board of Directors has determined that each of the Company’s current Audit, Compensation, and Nominating and Corporate Governance Committees is composed solely of independent directors. Independence for Audit Committee purposes requires compliance with applicable independence rules of the Securities and Exchange Commission (the “SEC”) in addition to the Nasdaq listing standards. In making the independence determinations for the Board of Directors and its committees, the Board of Directors reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.

None of the members of the Compensation Committee is currently or has been an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors and the compensation committee of any other company.

The Board of Directors and

Committee Meetings

During fiscal year 2014, the Board of Directors held five meetings that were called and held in person and ten meetings that were called and held telephonically. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

We expect all of our directors to attend the annual meetings of stockholders. All of our then current directors attended last year’s annual meeting of stockholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. During fiscal year 2014, the Audit Committee, which currently consists of Mr. Barry Erdos, Chair, Mr. Michael J. Blitzer, Mr. Plants, and Mr. William A. Schwartz, Jr., held three meetings that were called and held in person and six meetings that were called and held telephonically. Mr. Erdos is designated as the “audit committee financial expert.” Mr. Erdos has no direct or indirect material relationship with the Company and satisfies the requirements to be considered independent. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Audit Committee’s charter is posted on the Company’s investor website.

Compensation Committee. During fiscal year 2014, the Compensation Committee, which currently consists of Mr. B. Allen Weinstein, Chair, Mr. Ajdler, and Mr. Erdos, held two meetings that were called and held in person and four meetings that were called and held telephonically. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. In addition, the Compensation Committee administers the Company’s equity-based compensation plans. The Compensation Committee also reviews, and discusses with management, the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report, as applicable, and determines whether to recommend to the Board of Directors that the CD&A be included in the proxy statement or annual report. The Compensation Committee’s charter is posted on the Company’s investor website.

Nominating and Corporate Governance Committee. During fiscal year 2014, the Nominating and Corporate Governance Committee, which currently consists of Ms. Melissa Payner-Gregor, Chair, Mr. Ajdler, and Mr. Plants, held three meetings that were called and held telephonically. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors, actively seeking candidates who meet those criteria, and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. It is the Nominating and Corporate Governance Committee’s policy to consider Director nominees in a manner that seeks to produce the best candidates with a diversity of qualities, backgrounds and complementary skills. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057, and should not include self-nominations. The Nominating and Corporate Governance Committee’s charter is posted on the Company’s investor website.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors oversees the Company’s strategic planning and the risks inherent in the operation of its business. The Board of Directors administers its risk oversight function through the full Board of Directors and each of its committees. Management of the Company, which is responsible for day-to-day risk management, identifies and assesses the Company’s risks on a regular basis, and develops steps to mitigate and manage risks. The Board of Directors exercises its risk oversight function by making inquiries of management with respect to areas of particular interest. Each of the committees of the Board of Directors is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below.

The Audit Committee assists the Board of Directors with its risk oversight in a variety of areas, including financial reporting, internal controls, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Business Conduct and Ethics. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Nominating and Corporate Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board of Directors.

Compensation of Directors

Pursuant to our Non-Employee Director Compensation Policy, each of our non-employee directors is paid a retainer of $12,500 per quarter and, in addition each non-employee director who is a member of a committee is paid an additional quarterly retainer as follows:

Additional Quarterly Retainer ($)
Audit Committee Chair	3,750
Audit Committee Member	1,875

Compensation Committee Chair	3,750
Compensation Committee Member	1,250

Nominating and Corporate Governance Committee Chair	2,500
Nominating and Corporate Governance Committee Member	1,250

Our Non-Executive Chair receives an additional retainer of $6,250 per quarter. Non-employee directors do not receive any additional compensation for participation in either board or committee meetings. However, members of our Board of Directors are reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

Upon conclusion of each Annual Meeting of Stockholders, the Company grants each non-employee director 4,000 shares of restricted stock that will vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company. Further, our Non-Executive Chair also receives an additional 2,000 shares of restricted stock granted upon election or reelection of the Non-Executive Chair to that position by the Board of Directors following the Annual Meeting of Stockholders each year, which shares vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the Non-Executive Chair’s death or disability or upon a change in control of the Company. Please note that the change in the Company’s fiscal year has caused as delay in the timing of this year’s Annual Meeting of Stockholders (which is typically in January) as well as a delay in the timing of the next Annual Meeting. As a result, after the post-Annual Meeting grant in February 2015, the Compensation Committee does not currently intend to make annual equity grants to non-employee directors until mid-2016. Because of this the Committee expects to increase the awards it would typically make to the non-employee directors made in February 2015 by 40%.

In fiscal year 2014, the Board of Directors adopted equity ownership guidelines for its named executive officers and non-employee directors, requiring each non-employee director to own shares of the Company’s common stock having an aggregate fair market value equal to or greater than four times the annual cash retainer then payable to such non-employee director. These guidelines were immediately applicable to the non-employee directors on the Board of Directors as of January 24, 2014. Any non-employee director elected for the first time following the adoption of these guidelines will have three years from the date of such initial election to satisfy the guideline. The failure of a non-employee director to comply with these guidelines will be considered by the Board of Directors when determining future equity grants for such director.

Because of the implementation of this new policy, the Non-Employee Director Compensation Policy was revised to eliminate the equity ownership requirement that all non-employee directors were required to hold equity in the Company having a total value equal to $150,000 (which was three times the annual cash retainer). The Board of Directors made the changes to this policy in part because it had determined that an ownership requirement tied directly to the annual compensation of a non-employee director was a more appropriate measure for an ownership guideline than having such requirement tied to a static dollar amount. Additionally, the Board of Directors believed that an ownership requirement of at least four times a non-employee director’s cash retainer was more in keeping with the requirements applicable in the marketplace than was the previous guideline. The full text of the revised Non-Employee Director Compensation Policy is posted on our investor website at http://investor.destinationmaternity.com.

Currently all of our non-employee directors for whom the equity ownership guidelines are currently effective, except Mr. Blitzer, hold Company equity in excess of the guidelines’ requirement. Mr. Blitzer joined the Board in January 2013 (less than two years ago). Consistent with the Board’s policy with regard to newly elected directors, the Compensation Committee (which administers the guidelines as directed by the Board) has decided to waive this non-compliance at this time. However, assuming his reelection, Mr. Blitzer and the Compensation Committee have agreed that Mr. Blitzer will be issued restricted stock (which such stock will have a fair value of $50,000 less the value of any regular dividends expected to be payable within the one year vesting period) upon conclusion of the Annual Meeting in lieu of receiving his fiscal year 2015 non-employee director cash retainer of $50,000. This restricted stock grant will vest on the same terms as, and will be in addition to, the annual grant to all non-employee directors of 4,000 shares of restricted stock.

In fiscal year 2014 our non-employee directors received the following compensation:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Total ($)
Arnaud Ajdler	85,000	166,800	251,800
Michael J. Blitzer	57,500	111,200	168,700
Barry Erdos	77,500	111,200	188,700
Joseph A. Goldblum (2)	62,500	111,200	173,000
Melissa Payner-Gregor	65,000	111,200	176,200
William A. Schwartz, Jr.	57,500	111,200	168,700
B. Allen Weinstein	70,000	111,200	181,200

(1)	Upon conclusion of the Annual Meeting of Stockholders on January 24, 2014, in accordance with the Company’s Non-Employee Director Compensation Policy, the Company granted each non-employee director who was serving on the Board of Directors at that time 4,000 shares of restricted stock, and granted an additional 2,000 shares to Mr. Ajdler for his service as Non-Executive Chairman. The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal year 2014, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).
(2)	Mr. Goldblum resigned as a director of the Company effective November 24, 2014.

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Certain Relationships and Related Party Transactions

Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Pursuant to the Company’s Code of Business Conduct and Ethics, information about transactions involving related parties is reviewed by the Audit Committee. It is the Company’s policy that all business decisions will reflect independent judgment and discretion, uninfluenced by considerations other than those honestly believed to be in the best interests of the Company and its stockholders. Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the General Counsel or the Audit Committee in accordance with the Code of Business Conduct and Ethics. Related parties include Company directors, nominees for director, and executive officers, as well as their immediate family members. Related party transactions include transactions, arrangements or relationships pursuant to which the judgment and discretion of a director, officer or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee.

When reviewing a related party transaction, the Audit Committee will use any process and review any information that it determines is appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to: (i) the material terms and conditions of the transaction or transactions; (ii) the related party’s relationship to the Company; (iii) the related party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to us from an unrelated third party. All related party transactions will be disclosed in accordance with SEC rules.

In the event the Company becomes aware of a related party transaction that was not previously approved or ratified by the Audit Committee or management, the Company shall evaluate all options available, including ratification, revision or termination of the transaction.

To the Company’s knowledge, since the beginning of fiscal year 2014, no related party has had a material interest in any of our business transactions or relationships.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 12, 2014, except as otherwise noted, with respect to the beneficial ownership of shares of Common Stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the Company’s named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%)
Anthony M. Romano	34,626	(b)	*
Christopher F. Daniel	42,292	(c)	*
Judd P. Tirnauer	69,360	(d)	*
Ronald J. Masciantonio	41,997	(e)	*
Arnaud Ajdler	46,876	(f)	*
Michael J. Blitzer	13,600	(g)	*
Barry Erdos	44,600	(h)	*
Melissa Payner-Gregor	27,376	(i)	*
J. Daniel Plants.	5,600	(j)	*
William A. Schwartz, Jr.	59,468	(k)	*
B. Allen Weinstein	25,600	(l)	*
Royce and Associates, LLC	1,526,761	(m)	11.1%
745 Fifth Avenue
New York, NY 10151
Renaissance Technologies LLC	1,156,400	(n)	8.4%
800 Third Avenue
New York, NY 10022
Wellington Management Company, LLP	886,235	(o)	6.4%
280 Congress Street
Boston, MA 02210
BlackRock, Inc.	776,500	(p)	5.6%
40 East 52nd Street
New York, NY 10022
Brown Advisory Incorporated.	703,892	(q)	5.1%
901 South Bond Street, Ste. 400
Boston, MD 21231
All current directors and officers as a group (11 persons)	411,395	(r)	3.0%

*	Less than 1% of the outstanding Common Stock or less than 1% of the voting power.
(a)	Except as otherwise indicated, the address of each person named in the table is: c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.
(b)	Includes 10,443 shares of unvested restricted stock granted to Mr. Romano on August 11, 2014, which shares vest in four annual installments beginning on August 11, 2015 as follows: 2,610 shares vest on August 11, 2015, and 2,611 shares vest on each of August 11, 2016, August 11, 2017, and August 11, 2018, and 19,183 shares of unvested restricted stock granted to Mr. Romano on December 5, 2014, which shares vest in four annual installments beginning on December 5, 2015 as follows: 4,795 shares vest on December 5, 2015, and 4,796 shares vest on each of December 5, 2016, December 5, 2017, and December 5, 2018. For additional information regarding the equity held by Mr. Romano at the end of fiscal year 2014, please see the “Outstanding Equity Awards” table.
(c)

Includes 14,467 shares purchasable upon exercise of stock options by Mr. Daniel. Also includes 4,000 shares of unvested restricted stock from the June 1, 2011 grant of 10,000 shares, which shares vest in five equal annual installments beginning on June 1, 2012, 547 shares of unvested restricted stock from the

November 18, 2011 grant of 2,188 shares, which shares vest in four equal annual installments beginning on November 18, 2012, 2,357 shares of unvested restricted stock from the November 16, 2012 grant of 4,713 shares, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,178 shares vest on each of November 16, 2013, November 16, 2014, and November 16, 2015, and 1,179 shares vest on November 16, 2016, 2,920 shares of unvested restricted stock from the December 4, 2013 grant of 3,893 shares, which shares vest in four annual installments beginning on December 4, 2014 as follows: 973 shares vest on each of December 4, 2014, December 4, 2015, and December 4, 2016, and 974 shares vest on December 4, 2017, and 11,045 shares of unvested restricted stock granted to Mr. Daniel on December 5, 2014, which shares vest in four annual installments beginning on December 5, 2015 as follows: 2,761 shares vest on each of December 5, 2015, December 5, 2016, and December 5, 2017, and 2,762 shares vest on December 5, 2018. For additional information regarding the equity held by Mr. Daniel at the end of fiscal year 2014, please see the “Outstanding Equity Awards” table.
(d)	Includes 28,047 shares purchasable upon exercise of stock options by Mr. Tirnauer. Also includes 4,000 shares of unvested restricted stock from the March 3, 2011 grant of 10,000 shares, which shares vest in five equal annual installments; 1,355 shares of unvested restricted stock from the November 18, 2011 grant of 5,417 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 1,354 shares vested on each of November 18, 2012, November 18, 2013, and November 18, 2014, and 1,355 shares vest on November 18, 2015, 2,305 shares of unvested restricted stock from the November 16, 2012 grant of 4,609 shares, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,152 shares vest on each of November 16, 2013, November 16, 2014, and November 16, 2015, and 1,153 shares vest on November 16, 2016, 2,664 shares of unvested restricted stock from the December 4, 2013 grant of 3,552 shares, which shares vest in four equal annual installments beginning on December 4, 2014, and 8,138 shares of unvested restricted stock granted to Mr. Tirnauer on December 5, 2014, which shares vest in four annual installments beginning on December 5, 2015 as follows: 2,034 shares vest on each of December 5, 2015 and December 5, 2017, and 2,035 shares vest on each of December 5, 2016 and December 5, 2018. For additional information regarding the equity held by Mr. Tirnauer at the end of fiscal year 2014, please see the “Outstanding Equity Awards” table.
(e)	Includes 21,969 shares purchasable upon exercise of stock options by Mr. Masciantonio. Also includes 3,200 shares of unvested restricted stock from the March 3, 2011 grant of 8,000 shares, which shares vest in five equal annual installments, 1,067 shares of unvested restricted stock from the November 18, 2011 grant of 4,267 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 1,066 shares vested on November 18, 2012, 1,067 shares vest on each of November 18, 2013, November 18, 2014, and November 18, 2015, 2,095 shares of unvested restricted stock from the November 16, 2012 grant of 4,190 shares, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,047 shares vest on each of November 16, 2013 and November 16, 2015, and 1,048 shares vest on each of November 16, 2014 and November 16, 2016, 2,460 shares of unvested restricted stock from the December 4, 2013 grant of 3,279 shares, which shares vest in four annual installments beginning on December 4, 2014 as follows: 819 shares vested on December 4, 2014, and 820 shares vest on each of December 4, 2015, December 4, 2016, and December 4, 2017, and 8,138 shares of unvested restricted stock granted to Mr. Masciantonio on December 5, 2014, which shares vest in four annual installments beginning on December 5, 2015 as follows: 2,034 shares vest on each of December 5, 2015 and December 5, 2017, and 2,035 shares vest on each of December 5, 2016 and December 5, 2018. For additional information regarding the equity held by Mr. Masciantonio at the end of fiscal year 2014, please see the “Outstanding Equity Awards” table.
(f)	Includes 8,400 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Ajdler’s re-election as a director and appointment as Non-Executive Chairman of the Board of Directors, and 6,000 shares of unvested restricted stock granted to Mr. Ajdler on January 24, 2014.
(g)	Includes 5,600 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Blitzer’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Blitzer on January 24, 2014.
(h)	Includes 5,600 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Erdos’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Erdos on January 24, 2014.

(i)	Includes 5,600 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Ms. Payner-Gregor’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Ms. Payner-Gregor on January 24, 2014.
(j)	Includes 5,600 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Plants’ re-election as a director. Mr. Plants is the Managing Partner of Voce Capital Management LLC, the general partner of Voce Catalyst Partners LP, a holder of 252,025 shares. Mr. Plants disclaims beneficial ownership of the shares owned by Voce Catalyst Partners LP except to the extent of his pecuniary interest therein.
(k)	Includes 20,000 shares purchasable upon exercise of stock options by Mr. Schwartz. Also includes 5,600 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Schwartz’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Schwartz on January 24, 2014.
(l)	Includes 5,600 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Weinstein’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Weinstein on January 24, 2014.
(m)	Information is based on the Schedule 13G filed with the SEC on May 7, 2014. According to that filing, Royce & Associates, LLC beneficially owns all of the shares specified on the above table.
(n)	Information is based on the Schedule 13G/A filed with the SEC on February 13, 2014. According to that filing, Renaissance Technologies LLC (“RTC”), and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, beneficially own all of the shares specified on the above table. Also according to that filing, certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares.
(o)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2014. According to that filing, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own all of the shares specified on the above table which are held of record by clients of Wellington Management.
(p)	Information is based on the Form 13G filed with the SEC on January 28, 2014. According to that filing, BlackRock, Inc., in its capacity as a parent holding company or control person, may be deemed to beneficially own all of the shares specified on the above table.
(q)	Information is based on the Schedule 13G filed with the SEC on March 11, 2014. According to that filing, Brown Advisory Incorporated, in its capacity as investment adviser, may be deemed to beneficially own all of the shares specified on the above table which are held of record by Brown Advisory, LLC and Brown Investment Advisory & Trust Company.
(r)	Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons: Christopher F. Daniel—14,467, Judd P. Tirnauer—28,047, Ronald J. Masciantonio—21,969, and William A. Schwartz, Jr.—20,000. Also includes the following number of shares of unvested restricted stock owned (or which may be deemed to be owned) by the following persons: Anthony M. Romano—29,626, Christopher F. Daniel—20,869, Judd P. Tirnauer—18,462, Ronald J. Masciantonio—16,960, Arnaud Ajdler—14,400, Michael J. Blitzer—9,600, Barry Erdos—9,600, Melissa Payner-Gregor—9,600, J. Daniel Plants—5,600, William A. Schwartz, Jr.—9,600, and B. Allen Weinstein—9,600.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports for the fiscal year ended September 30, 2014 were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (the “Committee”) has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus stockholder value, by aligning the financial interests of our senior management with those of our stockholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of our stockholders.

Composition of the Committee

The Committee currently consists of Mr. Weinstein, Chair, Mr. Ajdler, and Mr. Erdos. None of these individuals has ever been an officer or employee of the Company. Each member of the Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Report of the Compensation Committee is set forth below after this “Compensation Discussion and Analysis” section.

The Committee meets at least annually regarding compensation decisions. In fiscal year 2014, the Committee met six times.

Significant Corporate and Personnel Developments

Fiscal year 2014 was a difficult year driven by a challenging macro-economic environment and down traffic as well as certain self-inflicted wounds. As a result, our goals for fiscal year 2014 with respect to the Adjusted EBITDA metric were not achieved. Accordingly, consistent with the Committee’s stated philosophy of linking compensation to performance, there were no annual incentive payouts to our named executive officers.

It is the practice of the Committee to periodically review existing arrangements with our named executive officers to determine if such arrangements remain appropriate in the current commercial landscape. Whenever practicable, the Committee seeks to update existing arrangements to remove outdated terms and to otherwise ensure the arrangements remain effective and consistent with the best interests of our stockholders. In fiscal year 2014, the Committee negotiated an employment agreement with Mr. Romano, our new Chief Executive Officer. The Committee negotiated a separation agreement with Mr. Edward M. Krell, our former Chief Executive Officer, upon his resignation. Additionally, the Committee negotiated an amendment to the employment agreement of Mr. Ronald J. Masciantonio, pursuant to which the severance payable and the benefits provided to Mr. Masciantonio upon a termination of his employment was increased to be consistent with the severance and benefits provided to our other named executive officers.

Consideration of Most Recent Stockholder Advisory Vote on Executive Compensation

During fiscal year 2014, we again conducted a “Say-On-Pay” stockholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee appreciates that once again over 92% of the shares voting approved of our executive compensation and believes, therefore, that our stockholders are highly supportive of our executive compensation practices. Nevertheless, the Committee continues to refine our executive compensation practices in its ongoing effort to ensure that those practices support our corporate goals and values. This year we are again providing stockholders with an opportunity to express their views on this topic in another “Say-On-Pay” stockholder advisory vote.

Significant Actions Taken

Significant compensation related actions taken during fiscal year 2014 and thereafter include the following:

(1)	Hiring of a highly qualified new Chief Executive Officer and negotiation of compensation terms with him.

(2)	Negotiation of a separation agreement with Mr. Krell, upon his resignation, that was consistent with his severance entitlement under his employment agreement.

(3)	Recommendation to the Board of Directors that a formal stock ownership guideline applicable to our named executive officers be adopted (including recommendation of a revision of the guidelines applicable to non-employee directors), which the Board adopted on January 24, 2014.

(4)	Approval of 2014 and 2015 annual equity awards.

(5)	Establishment of 2014 annual incentive goals.

(6)	Amendment of Mr. Masciantonio’s employment agreement to increase the amounts payable to Mr. Masciantonio in the event of a termination of his employment by the Company other than for “cause” or Mr. Masciantonio’s resignation from the Company for “good reason” such that his potential severance benefits would be commensurate with those provided to the other named executive officers of the Company, other than the Company’s Chief Executive Officer.

(7)	Establishment of a special retention bonus for certain of the Company’s named executive officers.

(8)	Amendments to the employment agreements of the named executive officers due to the change in the Company’s fiscal year end.

In addition to a discussion of our compensation philosophy in general, the following discussion highlights these specific decisions.

Total Compensation and Allocation Between Compensation Elements

Both the total amount of compensation paid to our named executive officers and the portion of total compensation represented by each element of compensation have been determined by the Committee with reference to each executive’s experience, capabilities, contributions and strategic importance, the pay levels for peer employees within the Company, the pay levels for similar positions at companies in our peer group and our performance as a whole. As further discussed below, in evaluating these considerations, the Committee sometimes solicits input from its compensation consultant, The Hay Group. In fiscal year 2013, the Committee retained The Hay Group, an outside executive compensation consulting firm, to assist it in evaluating the Company’s executive compensation practices for senior management personnel and in developing and refining the Company’s peer group.

The input of The Hay Group is given substantial weight and, in general, the Committee does not increase an executive’s total compensation, or any element of an executive’s compensation, unless it concludes that such increase was necessary to conform to the relevant peer group median or, based on the independent judgment and experience of the Committee members, was necessary for a strategic reason (e.g., the retention of a key executive).

In fiscal year 2014, The Hay Group did not provide any executive compensation consulting to the Committee and, thus, did not receive any payment from the Company for any such services.

The Committee has concluded that The Hay Group’s work for us does not raise any conflict of interest. The Committee has also considered the independence of The Hay Group. Because of policies and procedures The Hay Group and the Committee have in place, the Committee is confident that the advice it receives from executive compensation consultants at The Hay Group is objective and not influenced by The Hay Group’s or its affiliates’ relationships with the Company or its officers. These policies and procedures include the following:

•	the consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by The Hay Group or any of its affiliates;

•	the consultants are not responsible for selling other The Hay Group or affiliate services to the Company;

•	The Hay Group’s professional standards prohibit the individual consultant from considering any other relationships The Hay Group or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultants have direct access to the Committee without management intervention;

•	the Committee has the sole authority to retain and terminate The Hay Group; and

•	the Committee evaluates the quality and objectivity of the services provided by The Hay Group each year and determines whether to continue to retain The Hay Group.

Benchmarking

The Hay Group most recently, in advance of fiscal year 2014 compensation decisions made by the Committee, identified the following companies as our “peers”, both for purposes of benchmarking total compensation and individual pay elements:

Bebe Stores, Inc. Body Central Corp. Cato Corp. Christopher & Banks Corporation Citi Trends, Inc. Destination XL Group Francesca’s Jos. A. Bank	. New York & Company, Inc. Pacific Sunwear rue21, Inc. Shoe Carnival, Inc. Stein Mart Wet Seal, Inc. Zumiez Inc.

Although rue21 is no longer publicly traded, The Hay Group recommended that they remain included in the most recently updated peer group because they filed a 2013 proxy statement.

Participation of Management in the Compensation Process

Mr. Krell was consulted regularly by the Committee in fiscal year 2014 with respect to compensation decisions regarding, and the individual performance of, named executive officers other than himself and his successor Mr. Romano. While his input in such matters was afforded substantial weight, the ultimate decision on all named executive officer compensation matters was made only by the Committee or the Board of Directors. The individual performance of Mr. Krell was evaluated by the Committee and the Board of Directors, without input from any employee. During fiscal year 2014, Mr. Romano did not meet with the Committee to discuss executive compensation matters; however, he has done so both with respect to the 2014-2015 Transition Period as well as fiscal year 2015.

At the request of the Committee, management assembles and distributes to the Committee, in advance of its meeting or meetings, information requested by the Committee to assist the Committee in its compensation decisions. Such information may include corporate financial data, historical compensation data (for us or members of our peer group) and information regarding the accounting, tax or legal consequences of proposed compensation arrangements, as prepared by internal personnel or external advisors.

Effect of Historical Contractual Arrangements

The Committee’s compensation decisions are made in light of our current and foreseeable future circumstances and with an eye toward conformity with perceived “best practices.” However, the Committee’s approach to compensation is also influenced by our existing contractual commitments to named executive officers, some of which originated many years ago. As previously referenced, when appropriate and practicable, the Committee will negotiate with named executive officers to update such “legacy” commitments to reflect changed circumstances or evolving commercial practices.

Elements of Compensation

The principal elements of our named executive officers’ compensation are: (1) base salary, (2) annual cash bonuses, (3) special or discretionary cash bonuses, (4) equity-based incentives, and (5) severance and change in control benefits.

Base Salary: The base salary of each named executive officer constitutes compensation for discharging such named executive officer’s job responsibilities and is intended to achieve comparability with the base salaries of senior executives at similar companies holding comparable positions, taking into account such factors as the individual executive’s experience, tenure and alternative employment opportunities.

Individual salary adjustments also take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures.

For fiscal year 2014, based on updated benchmarking provided to the Committee by The Hay Group and the application of its subjective judgment, the Committee approved annual base pay rate increases for each of the named executive officers, with each such increase effective on December 1, 2013. Mr. Krell’s annual base salary rate was increased from $750,000 to $800,000, Mr. Daniel’s annual base salary rate was increased from $525,000 to $535,000, Mr. Tirnauer’s annual base salary rate was increased from $385,000 to $405,000, and Mr. Masciantonio’s annual base salary rate was increased from $360,000 to $390,000.

Pursuant to Mr. Romano’s employment agreement, which was negotiated upon his hiring, his base salary was set at $825,000 and was not increased in fiscal year 2014.

Base Salary Increases Made after Fiscal Year 2014:

No changes to our named executive officers base salaries were made yet due to the change in the Company’s fiscal year. It is anticipated that any changes made would be effective on April 1, 2015.

Annual Bonuses: We pay annual bonuses in cash based on our achievement of corporate performance goals established by the Committee, with input from senior management. The target amount for each executive’s annual bonus is expressed as a percentage of the executive’s base salary for the fiscal year. Each executive’s target annual bonus and maximum annual bonus opportunity is set forth in his employment agreement. Other than Mr. Krell and Mr. Romano, each named executive officer’s target annual bonus opportunity is 60% of his base salary and his maximum annual bonus opportunity is 120% of his base salary for fiscal year 2014. Mr. Krell’s target annual bonus opportunity was 100% of his base salary and his maximum annual bonus opportunity was 200% of his base salary. Pursuant to a separation agreement between the Company and Mr. Krell entered into on August 10, 2014 (the “Krell Separation Agreement”), Mr. Krell remained eligible to receive a pro rata portion of the bonus he would have otherwise received, if any, based on the attainment of the performance targets applicable to his bonus opportunity.

Mr. Romano is not eligible to receive a bonus with respect to fiscal year 2014; however, pursuant to his employment agreement, commencing with fiscal year 2015, he is entitled to annual performance bonus opportunity with a threshold annual bonus of 50% of his base salary, a target annual bonus of 100% of his base salary and a maximum annual bonus of 200% of his base salary.

Each executive’s actual bonus payment may be lower or higher than the target amount, based on actual corporate performance relative to the specified goals. In determining the amount of the annual bonus payable to an executive when the applicable performance goals have been met, the Committee may exercise negative discretion to reduce the amount of such annual bonus to ensure that the amount ultimately paid is commensurate with the executive’s contribution to the Company’s performance.

The Committee has utilized this same annual bonus approach for several years, and the arrangement is codified as our “Management Incentive Program.”

For fiscal year 2014, the Committee continued to use “Adjusted EBITDA” as the relevant performance metric for annual bonus purposes because it believes that continued profitability will be the key driver to increase stockholder value. For this purpose “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption or repurchase of debt, (iv) stock-based compensation expense and (v) the impact of any changes to accounting principles that become effective during the relevant fiscal year. In addition, Adjusted EBITDA excludes expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, which includes any expenses incurred by the Company in connection with the relocation of its corporate headquarters and distribution center facilities.

Fiscal Year 2014 Bonuses: With respect to fiscal year 2014 bonuses for named executive officers under the Management Incentive Program, on December 12, 2013 the Committee established that the level of Adjusted EBITDA which would yield 100% of target bonus is $60.6 million (a 12.3% increase from fiscal year 2013 Adjusted EBITDA of $54.0 million) and that the level of Adjusted EBITDA which would yield the maximum bonus payment (200% of target bonus) is $68.5 million (a 26.8% increase from fiscal year 2013 Adjusted EBITDA). The level of Adjusted EBITDA which would yield the threshold level of target bonus of 20% is $54.0 million (a 0% increase from fiscal year 2013 Adjusted EBITDA).

In November 2014, the Committee determined that the Company’s Adjusted EBITDA for fiscal year 2014 was below the threshold level. Therefore, no bonus payout under the Management Incentive Program was payable for fiscal year 2014.

Bonuses for the 2014-2015 Transition Period: Due to the change in the Company’s fiscal year, no named executive officer will be eligible to receive a performance bonus with respect to the 2014-2015 Transition Period. However, in recognition of their contributions to the Company as well as their continued support of the evolving strategy of our new Chief Executive Officer through the upcoming year, the Committee determined that Mr. Daniel, Mr. Tirnauer, and Mr. Masciantonio will each be eligible to receive a special retention bonus of $100,000 provided generally that such executive remains employed by the Company through November 1, 2015 (the “Retention Bonus”). The Retention Bonus would also be payable to such executive officer if the officer’s employment was terminated by the Company without cause or by the executive for good reason, in either such case, prior to November 1, 2015. Mr. Romano is not eligible for a Retention Bonus; however, as further described below, his employment agreement was amended to provide that his performance bonus opportunity for the 2015 fiscal year would be 133% of the otherwise applicable amount. The Committee provided for this change because the change in the Company’s fiscal year effectively increased the performance period from 12 to 16 months, an increase of 33%.

Fiscal Year 2015 Bonuses: Due to the change in the fiscal year, the Company has not yet set the potential amounts or the performance goals with respect to any performance bonus potentially payable for fiscal year 2015 for any of the named executive officers. However, beginning in fiscal year 2015 and continuing thereafter the Committee approved an increase in Mr. Daniel’s annual target bonus from 60% of his base salary to 70% of his base salary.

Discretionary or Special Bonuses for Fiscal Year 2014: In addition to maintaining an annual bonus program with payments tied to the achievement of pre-established corporate performance goals, the Committee may also authorize the payment of additional cash bonuses on a discretionary or special basis, to reward extraordinary corporate and/or individual accomplishments or to accomplish specific recruitment or retention objectives. There were no special or discretionary cash bonuses paid to our named executive officers with respect to fiscal year 2014.

Equity-Based Incentives: The Committee believes that equity awards, when appropriately structured, provide powerful long-term incentives and align the interests of the named executive officers with the interests of our stockholders. Accordingly, we continue to emphasize equity in the total compensation packages provided to our named executive officers.

Fiscal Year 2014 Awards: The equity grants made during fiscal year 2014 to our named executive officers also included a mix of performance-vested restricted stock units (described below), time-vested restricted stock and time-vested options.

The total value of awards made to each named executive officer in fiscal year 2014 were approximately as follows: $900,000 for Mr. Krell, $475,000 for Mr. Daniel, $325,000 for Mr. Tirnauer, and $300,000 for Mr. Masciantonio. The aggregate size of awards made to Mr. Krell were determined in accordance with his employment agreement. For the other named executive officers, the Committee set the grant date fair value of awards to approximate the median grant date fair value of annual awards delivered by our peer group companies to their executives serving in comparable positions as determined by The Hay Group. For Mr. Krell and Mr. Daniel, 25% of the value of these awards was in restricted stock, 25% of such value was in options and the remaining 50% of such value was in performance-based restricted stock units. For Mr. Tirnauer and Mr. Masciantonio, the value of these awards was evenly divided between time-vested restricted stock, time-vested options and performance-based restricted stock units. Each restricted stock and option award vests over a four year period.

Although Mr. Romano was not eligible to receive an annual equity award with respect to fiscal year 2014, he did receive an inducement equity grant which was made shortly after his commencement of employment. As set forth in his employment agreement, Mr. Romano received a one-time grant of time-vested restricted stock and a one-time grant of non-qualified stock options, each with a grant date fair value equal to 25% of his base salary (the “Initial Grant”). The Initial Grant vests ratably in annual installments over the four year period commencing on the grant date and will vest in full upon a termination of Mr. Romano’s employment (a) by the Company without cause, (b) by Mr. Romano for good reason or (c) upon Mr. Romano’s death or disability. The Committee believed that the Initial Grant to Mr. Romano was an essential component to induce Mr. Romano to become the Company’s Chief Executive Officer and the Committee also believed that four year vesting on this Initial Grant would aid in the retention of Mr. Romano. For future fiscal years, commencing with fiscal year 2015, Mr. Romano will be eligible for annual equity grants in accordance with his employment agreement.

Post-Fiscal Year 2014 Awards: The total value of awards made to each named executive officer during the 2014-2015 Transition Period were approximately as follows: $1,097,250 for Mr. Romano, $631,750 for Mr. Daniel, and $465,500 for each of Mr. Tirnauer, and Mr. Masciantonio. These awards include a mix of performance-vested restricted stock units (described below), time-vested restricted stock and time-vested options, consistent with past practice. The Committee has generally set the grant date fair value of awards to the named executive officers other than Mr. Romano to approximate the median grant date fair value of annual awards delivered by our peer group companies to their executives serving in comparable positions as determined by The Hay Group. However, due to the change in the Company’s fiscal year, the Committee does not currently intend to make annual equity grants to named executive officers until April 2016. Accordingly, these awards would cover a 16 month period instead of the typical 12 months period. Because of this the Committee increased the awards it would typically make to these named executive officers by 33%. The aggregate size of awards made to Mr. Romano are determined in accordance with his employment agreement, again increased by 33% to reflect the increased duration between intended equity grants. For each named executive officer, 25% of the value of these awards was in restricted stock, 50% of such value was in options and the remaining 25% of such value was in performance-based restricted stock units.

Performance-Based Restricted Stock Unit Grants. In fiscal year 2012 the Committee introduced performance-based restricted stock units as a component of equity awards to the named executive officers to incorporate multi-year metrics into our executive compensation, to ensure that performance-based metrics are diversified and to enlarge the at-risk portion of our executive compensation.

For each of the fiscal year 2012, 2013, 2014 awards and for the award made in the 2014-2015 Transition Period, each performance-based restricted stock unit represents the right to receive one share of our common stock, upon satisfaction of specified performance conditions.

For the 2012 through the 2014 awards, the performance condition was based on the Company’s cumulative operating income for the three year period beginning with the start of the fiscal year of issuance (the “Performance Period”). The Committee chose operating income as a measure because it believed that there is a strong relationship between growth in operating income and growth in stockholder value. The Committee has not yet determined the performance metric for the 2014-2015 Transition Period award. The Committee anticipates it will establish such metric shortly after the beginning of fiscal year 2015.

For this purpose, the Committee determined that operating income will be adjusted to exclude: (i) any changes to accounting principles that become effective during the performance period; (ii) any expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings (which includes, for the fiscal year 2014 award, any expenses incurred by the Company in connection with the relocation of its corporate headquarters and distribution center facilities); (iii) gain or loss from the early extinguishment, redemption, or repurchase of debt; and (iv) gain or loss from all litigation and insurance claims and recoveries.

For the 2012 through 2014 awards, the following levels of cumulative operating income over the respective Performance Period will be used to determine the threshold, target and maximum performance-based restricted stock units earned for each grant:

Fiscal Year of RSU Grant	Performance Period (Fiscal Years)	Threshold Level ($)	Target Level ($)	Maximum Level ($)
2012	2012 through 2014	120,000,000	126,000,000	132,000,000
2013	2013 through 2015	109,582,000	120,535,000	132,201,000
2014	2014 through 2016	124,110,000	136,516,000	149,728,000

Furthermore, for the fiscal year 2012 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2014 does not equal or exceed $38,244,000 (which was the Company’s Operating Income in fiscal year 2011). Additionally, for the fiscal year 2013 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2015 does not equal or exceed $33,105,000 (which was the Company’s Operating Income in fiscal year 2012). Similarly, for the fiscal year 2014 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2016 does not equal or exceed $37,494,000 (which was the Company’s Operating Income in fiscal year 2013).

In November 2014, the Committee determined that the performance metrics applicable to the fiscal year 2012 awards were not achieved and, accordingly no performance-based restricted stock units will issue to the named executive officers pursuant to such awards.

The following table sets forth the threshold, target and maximum performance-based restricted stock units that may be earned by each named executive officer upon achievement of threshold, target and maximum levels of performance for each of the 2012, 2013, 2014 and 2014-2015 Transition Period awards:

Named Executive Officer	Fiscal Year of RSU Grant	Threshold Level (#)	Target Level (#)	Maximum Level (#)
Anthony M. Romano—	2014-2015	9,591	19,183	28,774
Chief Executive Officer	Transition Period

	2012	12,500	25,000	37,500
Edward M. Krell—	2013	9,427	18,854	28,281
Former Chief Executive Officer	2014	7,591	15,182	22,773

	2012	2,188	4,375	6,563
	2013	4,714	9,427	14,141
	2014	4,007	8,013	12,020
Christopher F. Daniel—	2014-2015	5,522	11,045	16,567
President	Transition Period

	2012	2,709	5,417	8,126
	2013	2,305	4,609	6,914
	2014	1,828	3,655	5,483
Judd P. Tirnauer—	2014-2015	4,069	8,138	12,207
Executive Vice President & Chief Financial Officer	Transition Period

	2012	2,134	4,267	6,401
	2013	2,095	4,190	6,285
	2014	1,687	3,374	5,061
Ronald J. Masciantonio—	2014-2015	4,069	8,138	12,207
Executive Vice President & Chief Administrative Officer	Transition Period

The Committee will interpolate to determine the performance-based restricted stock units earned for all levels of cumulative operating income above the threshold level but below the maximum level.

Any dividends declared on the shares of Company stock underlying the performance-based restricted stock units will be credited as additional performance-based restricted stock units based on the fair market value of the Company stock on the dividend record date. Those additional performance-based restricted stock units will be earned, if at all, on the same terms as the original performance-based restricted stock units.

Pursuant to the Krell Separation Agreement, a pro-rata portion of each of the 2012, 2013 and 2014 performance-based restricted stock unit awards remained outstanding upon his termination of employment and such outstanding portion will vest, if at all, based on attainment of the goals applicable to such award. Based on the Company’s performance with respect to the 2012 performance-based restricted stock unit award, the Company did not attain the applicable performance goals and Mr. Krell’s 2012 award was forfeited without any shares being delivered. With respect to the 2013 and 2014 awards, Mr. Krell is eligible to earn the following amounts, subject to achievement of the above specified levels of cumulative operating income for each grant:

Named Executive Officer	Fiscal Year of RSU Grant	Threshold Level (#)	Target Level (#)	Maximum Level (#)
Edward M. Krell—	2013	5,846	11,691	17,537
Former Chief Executive Officer	2014	2,177	4,354	6,531

Pursuant to his employment agreement, Mr. Romano was not eligible to receive an award with respect to fiscal year 2014.

Severance and Change in Control Benefits: The specific terms of our severance and change in control arrangements are discussed below under the heading “Potential Payments upon Termination or Change in Control.”

The Committee has noted the prevalence of severance and change in control arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. Specifically, the Committee has concluded that such commitments are required to retain the continued service of Mr. Daniel, Mr. Tirnauer and Mr. Masciantonio and were required to recruit Mr. Romano and was required with respect to Mr. Krell. Further, in the case of any potential change in control, the Committee has concluded that such commitments are necessary to enable our named executive officers to evaluate objectively the benefits to stockholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The Committee also believes that reasonable severance and change in control benefits (1) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, (2) should be conditioned upon execution of a release of claims against the employer and its affiliates, and (3) should be conditioned on the executive’s commitment not to compete for a reasonable period following any cessation of his or her employment.

In keeping with the first tenet, the Committee determined that in light of the increased responsibilities that Mr. Masciantonio has undertaken over the last 12 month period, that it was appropriate to raise his potential severance benefits to a level commensurate with the other named executive officers, not including the Chief Executive Officer. Accordingly, the Committee amended Mr. Masciantonio’s severance and benefits entitlements upon a termination of Mr. Masciantonio’s employment by either the Company other than for “cause” or by Mr. Masciantonio for “good reason,” by:

•	increasing the amount of severance from 75% of Mr. Masciantonio’s base salary to 100% of his base salary (or, if such termination is in connection with a change in control, increasing the severance from 125% of Mr. Masciantonio’s base salary to 150% of his base salary); and

•	increasing from 9 months to 12 months the time period during which the Company will provide Mr. Masciantonio with continued medical coverage (or, if such termination is in connection with a change in control, increasing such period from 15 months to 18 months).

In general, cash severance benefits are expressed as a function of each executive’s base salary (or base salary and target bonus) as in effect at the time of separation.

However, in accordance with the 2012 restatement of his employment agreement, Mr. Krell’s cash severance is a fixed dollar amount (that declined over time depending on when the severance event occurs) rather than a multiple of his base salary and target bonus as in effect at the time of a severance event. Based on his termination date of August 10, 2014, Mr. Krell’s fixed dollar severance amount was $3,337,500.

No named executive officer of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section 280G of the Internal Revenue Code.

Changes to Severance and Change in Control Benefits Made after Fiscal Year 2014: As stated above, on December 4, 2014, the employment agreements of Mr. Daniel, Mr. Tirnauer, and Mr. Masciantonio were each amended to include the Retention Bonus and to provide the Committee with flexibility in the administration of the Company’s cash bonus program and which reflect the change in the Company’s fiscal year. Mr. Daniel’s agreement was further amended to provide that beginning with fiscal year 2015, his annual target bonus opportunity would increase from 60% to 70% of his annual base salary.

Mr. Romano’s agreement was also amended on December 4, 2014 to address the change in the Company’s fiscal year. In lieu of any bonus opportunity with respect to the 2014-2015 Transition Period, his employment agreement was amended to provide that his bonus opportunity for fiscal year 2015 will be 133% of the otherwise applicable annual amount and his equity grant made in the 2014-2015 Transition Period would also be 133% of the applicable amount provided in his employment agreement, while the mix of such equity would be 50% stock options, 25% restricted stock and 25% performance-based restricted stock units. His employment agreement was further amended to provide the Committee with flexibility in the administration of the Company’s cash bonus program.

Additional Compensation Information

Tax and Accounting Considerations Affecting Executive Compensation. We endeavor to design our equity incentive awards so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards. We generally attempt to structure our arrangements to maximize the tax deductibility of compensation, by taking advantage of performance-based exemptions to the limits of Section 162(m) of the Internal Revenue Code. However, the Committee reserves the right to approve compensation that is not fully deductible.

Compensation Risk Analysis. The Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Committee seeks to mitigate such risk by:

(a)	providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years (to encourage an appropriately long-term focus);

(b)	capping annual cash bonuses for named executive officers under the Management Incentive Program at 200% of base salary for Mr. Romano (and during his employment, for Mr. Krell) and 120% of base salary for other named executive officers (to provide appropriate balance between short- and long-term objectives) for fiscal year 2014; and

(c)	reserving the discretion to reduce annual bonuses otherwise payable under the Management Incentive Program (to allow recognition of the relationship between individual executive contributions and the achievement of specified performance metrics).

Stock Ownership Guidelines. The Committee recommended to the Board of Directors that a formal stock ownership guideline be implemented with respect to our management team. Based on the Committee’s recommendation, the Board adopted such a policy on January 24, 2014. Pursuant to this policy,

•	The Chief Executive Officer is required to own shares of our common stock having a fair market value equal to or greater than three times his or her then current annual base salary; and

•	Each other named executive officer is required to own shares of our common stock having a fair market value equal to or greater than his or her then current annual base salary.

Named executive officers are required to attain the specified level of stock ownership (a) within three years from the date of the adoption of these guidelines with respect to named executive officers then currently employed as of the date of adoption or (b) within five years of the named executive officer’s date of hire, with respect to officers employed after such date.

The failure of a named executive officer to comply with these guidelines will be considered by the Committee when determining future equity grants for such named executive officer. Although compliance with these guidelines may be waived at the discretion of the Board, such waiver is expected to be rare. We believe that these ownership guidelines will provide a significant incentive for each of the named executive officers to ensure that his or her actions, and the actions of all those reporting to such officer, are focused on the creation of sustainable stockholder value and the avoidance of excessive risk.

The changes to the stock ownership guidelines applicable to our non-employee directors are discussed above under the heading “Compensation of Directors.”

The Committee continues to evaluate the implementation of a clawback policy and intends to adopt such a policy after the SEC provides further guidance on that issue.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Compensation Committee

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
B. Allen Weinstein, Chair
Arnaud Ajdler
Barry Erdos

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2014 with management;

•	Discussed with the Company’s independent registered public accountants matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2014; and

•	Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board for its communications with the Audit Committee regarding independence, and has discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for the fiscal year ended September 30, 2014.

The Audit Committee
Barry Erdos, Chair
Michael J. Blitzer
J. Daniel Plants
William A. Schwartz, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about all compensation earned during our fiscal years ended September 30, 2014, 2013 and 2012 by the individuals who served as our executive officers during that year (collectively referred to as the “named executive officers”):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Anthony M. Romano—	2014	117,404	—	—	206,249	205,006	6,673	(2)	535,332
Chief Executive Officer (commencing August 10, 2014)

Edward M. Krell—	2014	680,769	—	—	726,900	179,267	3,372,161	(3)	4,959,097
Former Chief Executive Officer (until August 10, 2014)	2013	750,000	—	639,000	562,509	187,327	22,969	(3)	2,161,805
	2012	750,000	—	—	746,292	211,224	27,883	(3)	1,735,399

Christopher F. Daniel—	2014	533,333	—	—	356,242	119,055	—		1,008,630
President	2013	525,000	—	223,650	281,245	93,663	—		1,123,558
	2012	525,000	—	—	104,067	27,773	—		656,840

Judd P. Tirnauer—	2014	401,667	—	—	216,670	108,615	780	(4)	727,732
Executive Vice President & Chief Financial Officer	2013	383,333	—	163,191	183,346	91,583	4,505	(4)	825,958
	2012	375,000	—	—	168,144	68,766	2,730	(4)	614,640

Ronald J. Masciantonio—	2014	385,000	—	—	200,015	100,260	780	(4)	686,055
Executive Vice President & Chief Administrative Officer	2013	353,333	—	150,083	166,678	83,261	980	(4)	754,335
	2012	320,000	—	—	132,448	54,169	525	(4)	507,142

(1)	Except for the amounts for Mr. Krell for fiscal year 2014, the amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair values of awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718 and the assumptions stated in footnote #13 of our Form 10-K filed on December 12, 2014. For Mr. Krell, the fiscal year 2014 amounts represent the value expensed for accounting purposes for Mr. Krell’s awards due to the acceleration of such awards in connection with his resignation. These amounts also include the grant date fair value of currently unearned performance-based restricted stock units issued during fiscal year 2012, 2013 and 2014 at the target level of achievement. However, during fiscal year 2013 (with respect to the 2012 awards) and 2014 (with respect to the 2013 and 2014 awards), the Company determined pursuant to FASB ASC Topic 718 that such awards were unlikely to be earned, even at the threshold level.
(2)	The value shown for Mr. Romano under the heading “All Other Compensation” represent payment to Mr. Romano’s legal counsel for legal fees associated with the negotiation of his employment agreement.
(3)	The values shown for Mr. Krell under the heading “All Other Compensation” represent amounts payable by the Company for Mr. Krell’s accrued severance payment of $3,337,500 (payable in February 2015) as well as amounts paid by the Company for his automobile lease payments (limited to the portion estimated to represent personal use of such automobile), life insurance premiums, disability insurance premiums, certain legal fees and benefits continuation premiums.
(4)	The values shown for Mr. Tirnauer and Mr. Masciantonio under the heading “All Other Compensation” represents the cash dividends received by them in the respective fiscal year on shares of previously granted Company restricted stock, which shares did not have a fair value at the time of grant which assumed cash dividends.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers during our fiscal year ended September 30, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Shares Underlying Options (#) (4)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony M. Romano	08/11/2014	—	—	—	—	—	—	10,443	—	—	206,249
	08/11/2014	—	—	—	—	—	—		34,729	19.75	205,006

Edward M. Krell	12/12/2013	160,000	800,000	1,600,000	—	—	—	—	—	—	—
	12/12/2013	—	—	—	7,591	15,182	22,773	—	—	—	449,994
	12/04/2013	—	—	—	—	—	—	7,377	—	—	224,999
	12/04/2013	—	—	—	—	—	—	—	17,523	30.50	225,584

Christopher F. Daniel	12/12/2013	64,200	321,000	642,000	—	—	—	—	—	—	—
	12/12/2013	—	—	—	4,007	8,013	12,020	—	—	—	237,505
	12/04/2013	—	—	—	—	—	—	3,893	—	—	118,737
	12/04/2013	—	—	—	—	—	—	—	9,248	30.50	118,055

Judd P. Tirnauer	12/12/2013	48,600	243,000	486,000	—	—	—	—	—	—	—
	12/12/2013	—	—	—	1,828	3,655	5,483	—	—	—	108,334
	12/04/2013	—	—	—	—	—	—	3,552	—	—	108,336
	12/04/2013	—	—	—	—	—	—	—	8,437	30.50	108,615

Ronald J. Masciantonio	12/12/2013	46,800	234,000	468,000	—	—	—	—	—	—	—
	12/12/2013	—	—	—	1,687	3,374	5,061	—	—	—	100,005
	12/04/2013	—	—	—	—	—	—	3,279	—	—	100,010
	12/04/2013	—	—	—	—	—	—	—	7,788	30.50	100,620

(1)	The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s Management Incentive Program. The term “Threshold” means the lowest non-zero amount that could be paid as a bonus under the applicable programs if a bonus is payable for the applicable fiscal year. The threshold is not a minimum bonus. There is no minimum bonus under the Company’s Management Incentive Program. If specified performance objectives are not met for the applicable fiscal year, no bonus is payable for that fiscal year. In November 2014, the Committee determined that the Company’s Adjusted EBITDA for fiscal year 2014 was below the threshold level and, thus, no bonus payout under the Management Incentive Program was payable for fiscal year 2014.
(2)	The amounts in the column under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent potential threshold, target and maximum performance-based restricted stock units available to the named executive officers based upon the Company’s performance over a three year period (as described above). The term “Threshold” means the lowest non-zero amount that could be delivered as restricted stock units based on the Company’s performance over a three-year performance period. The threshold is not a minimum amount payable or deliverable. If specified performance objectives are not met for the applicable performance period, no restricted stock unit is payable or deliverable for that performance period.
(3)	The amounts in the column under “All Other Stock Awards” represent shares of restricted stock that vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards” table below. Dividends are payable on these shares of restricted stock on the same basis that dividends are payable with respect to our common stock generally, except that payment of dividends on unvested shares of restricted stock is deferred until vesting.
(4)	The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vests over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards” table below.
(5)	The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” with respect to stock awards and option awards represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards and the assumptions stated in footnote #13 of our Form 10-K filed on December 12, 2014. The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” with respect to performance-based restricted stock unit awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the date of grant. The grant date value of these performance-based restricted stock units based on the fair market value of our stock on the date of grant and the maximum level of performance for each executive for these fiscal 2014 grants would be: $674,992 for Mr. Krell (but for Mr. Krell’s resignation), $356,273 for Mr. Daniel, $162,516 for Mr. Tirnauer, and $150,008 for Mr. Masciantonio. Please note that the performance period for the awards extends through the end of fiscal year 2016 and, accordingly, none of these restricted stock units have yet been earned. However, during fiscal year 2014, the Company determined pursuant to FASB ASC Topic 718 that such fiscal year 2014 awards were unlikely to be earned, even at the threshold level.

Outstanding Equity Awards

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards outstanding as of September 30, 2014, for each of our current named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
Anthony M. Romano (4)	—	34,729	—	19.750	08/11/2024	—	—	—	—
	—	—	—	—	—	10,443	161,240	—	—

Edward M. Krell	—	—	—	—	—	—	—	16,045	247,735

Christopher F. Daniel (5)	8,000	16,000	—	20.620	06/01/2021	—	—	—	—
	—	2,503	—	14.510	11/18/2021	—	—	—	—
	—	8,712	—	19.890	11/16/2022	—	—	—	—
	—	9,248	—	30.500	12/04/2023	—	—	—	—
	—	—	—	—	—	12,522	193,340	8,721	134,652

Judd P. Tirnauer (6)	8,000	8,000	—	11.890	01/29/2020	—	—	—	—
	4,000	8,000	—	22.130	03/03/2021	—	—	—	—
	—	6,198	—	14.510	11/18/2021	—	—	—	—
	—	8,518	—	19.890	11/16/2022	—	—	—	—
	—	8,473	—	30.500	12/04/2023	—	—	—	—
	—	—	—	—	—	13,718	211,806	4,133	63,814

Ronald J. Masciantonio (7)	6,000	6,000	—	11.890	01/29/2020	—	—	—	—
	3,000	6,000	—	22.130	03/03/2021	—	—	—	—
	—	4,882	—	14.510	11/18/2021	—	—	—	—
	—	7,744	—	19.890	11/16/2022	—	—	—	—
	—	7,788	—	30.500	12/04/2023	—	—	—	—
	—	—	—	—	—	11,756	181,513	3,782	58,394

(1)	In addition to the five year service-based time vesting requirement, all of the shares underlying the stock options issued to Mr. Tirnauer and Mr. Masciantonio in January 2010 (each a “Performance Grant”), were to become exercisable if, prior to the fifth anniversary of the date of grant (but no later than the cessation of the executive’s service), a change in control occurred or the closing price of the Company’s Common Stock shall have exceeded $15.00 for 30 consecutive trading days on the principal national securities exchange on which the Company’s Common Stock is listed or admitted to trading. This closing price performance condition was satisfied during the first quarter of fiscal year 2011.
(2)	The market value is based upon the closing price of our Common Stock on September 30, 2014 ($15.44).
(3)	Amounts included under “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” represent the threshold award of performance-based restricted stock units issuable to each executive upon achievement of the threshold level of performance for each grant (for more information see the description of the Company’s performance-based restricted stock units above in “Compensation Discussion and Analysis”). As more fully described above, these performance-based restricted stock units will vest, if at all, on the basis of the Company’s operating income over the three-year performance period. Note that the amounts above include the grant date fair value of currently unearned performance-based restricted stock units issued during fiscal year 2013 and fiscal year 2014 at the target level of achievement. However, during fiscal year 2014, the Company determined pursuant to FASB ASC Topic 718 that such fiscal year 2013 and 2014 awards were unlikely to be earned, even at the threshold level.
(4)	The stock options and shares of restricted stock granted to Mr. Romano on August 11, 2014 vest in four substantially equal installments over the four-year period following the grant date. All of the stock options and shares of restricted stock held by Mr. Romano were unvested, as of September 30, 2014.
(5)

The stock options granted to Mr. Daniel on June 1, 2011 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Daniel on November 18, 2011 vest over the four-year period following the grant date in substantially equal annual installments. The stock options granted to Mr. Daniel on November 16, 2012 vest in substantially equal annual installments over the four-year period following the grant date. The 10,000 shares of restricted stock granted to Mr. Daniel on June 1, 2011, 4,000 shares of which were unvested as of September 30, 2014, vest in equal annual installments over a five-year period. The 2,188 shares of restricted stock granted to Mr. Daniel on November 18, 2011, 1,094 of which were unvested as of September 30, 2014, vest in equal annual installments over a four-year period. The 4,713 shares of restricted stock granted to Mr. Daniel on November 16, 2012, 3,535 of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date. The 3,893 shares of restricted stock granted to Mr. Daniel on December 4, 2013, all of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date.
(6)	With the exception of the stock options and shares of restricted stock granted to Mr. Tirnauer on January 29, 2010 and March 3, 2011, all stock options and restricted stock held by Mr. Tirnauer as of September 30, 2014 vest in four substantially equal annual installments over the four-year period following the grant date. The stock options and restricted stock granted to Mr. Tirnauer on January 29, 2010 and March 3, 2011 vest in equal annual installments over the five-year period following the grant date. 4,000 of the 10,000 shares of restricted stock granted to Mr. Tirnauer on March 3, 2011 were unvested as of September 30, 2014. The 5,417 shares of restricted stock granted to Mr. Tirnauer on November 18, 2011, 2,709 of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date. The 4,609 shares of restricted stock granted to Mr. Tirnauer on November 16, 2012, 3,457 of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date. The 3,552 shares of restricted stock granted to Mr. Tirnauer on December 4, 2013, all of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date. The stock options granted to Mr. Tirnauer on January 29, 2010 are also subject to accelerated vesting upon a change in control.
(7)	With the exception of the stock options and shares of restricted stock granted to Mr. Masciantonio on January 29, 2010 and March 3, 2011, all stock options and restricted stock held by Mr. Masciantonio as of September 30, 2014 vest in four substantially equal annual installments over the four-year period following the grant date. The stock options granted to Mr. Masciantonio on January 29, 2010 and March 3, 2011 vest in equal annual installments over the five-year period following the grant date. 3,200 of the 8,000 shares of restricted stock granted to Mr. Masciantonio on March 3, 2011 were unvested as of September 30, 2014. The 4,267 shares of restricted stock granted to Mr. Masciantonio on November 18, 2011, 2,134 of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date. The 4,190 shares of restricted stock granted to Mr. Masciantonio on November 16, 2012, 3,143 of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date. The 3,279 shares of restricted stock granted to Mr. Masciantonio on December 4, 2013, all of which were unvested as of September 30, 2014, vest in substantially equal annual installments over the four-year period following the grant date. The stock options granted to Mr. Masciantonio on January 29, 2010 are also subject to accelerated vesting upon a change in control.

Option Exercises and Stock Vested

The following table sets forth options exercised by, and stock awards vested to, our named executive officers during our fiscal year 2014:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony M. Romano	—		—	—	—
Edward M. Krell	79,232	(1)	2,406,720	40,129	909,813
Christopher F. Daniel	7,222	(2)	226,637	3,725	101,502
Judd P. Tirnauer	3,416	(3)	107,192	4,906	149,361
Ronald J. Masciantonio	4,736	(4)	148,627	4,114	125,551

(1)	This amount reflects the net issuance of shares to Mr. Krell in connection with his cashless exercise of stock options with respect to an aggregate of 116,000 shares.
(2)	This amount reflects the net issuance of shares to Mr. Daniel in connection with his cashless exercise of stock options with respect to an aggregate of 20,155 shares.
(3)	This amount reflects the net issuance of shares to Mr. Tirnauer in connection with his cashless exercise of stock options with respect to an aggregate of 6,738 shares.
(4)	This amount reflects the net issuance of shares to Mr. Masciantonio in connection with his cashless exercise of stock options with respect to an aggregate of 11,822 shares.

Potential Payments upon Termination or Change in Control

We have entered into agreements with each of our current named executive officers that provide payments and benefits to the executive in the event of his termination of employment under various circumstances, including a change of control. The following tables reflect the amount of compensation payable to each of our current named executive officers upon these various events. The amounts shown assume that such termination was effective as of September 30, 2014, the last day of our fiscal year (or with respect to Mr. Krell, August 10, 2014, the date of his termination of employment). The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our current named executive officers. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each current named executive officer is entitled to receive the payment of certain accrued obligations, including the following (none of which are included on the trigger event tables presented below for each named executive officer):

•	annual base salary through the date of termination, to the extent not previously paid;

•	any annual bonus earned but not previously paid with respect to a year ended prior to the date of termination;

•	any accrued, but unused, vacation pay; and

•	any unreimbursed business expenses.

Anthony M. Romano

Under the terms of the Employment Agreement with Mr. Romano, which was entered into on August 10, 2014, Mr. Romano has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 2 year period after a “change in control,” Mr. Romano will be entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of an amount equal to the average annual bonus earned by Mr. Romano over the preceding two years (or over the period of employment if termination occurs prior to the end of the second fiscal year following commencement of employment), which shall be paid in equal installments over the 12 months following such termination;

•	the Initial Grant would vest in full;

•	with respect to each outstanding grant of time-based restricted stock, time-based restricted stock units or stock options (exclusive of the Initial Grant), vesting of the tranche that was next scheduled to vest pursuant to each such grant shall be accelerated;

•	a pro-rata portion of any outstanding performance-based restricted stock units will remain outstanding and will vest to the extent earned based on the actual performance of the Company through the end of the applicable performance period; provided however, if a change in control occurs during the performance period, such units will then vest at the target level and be immediately settled;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 24 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 24 month period immediately following a “change in control,” Mr. Romano will be entitled to the following payments and/or benefits:

•	continuation of base salary for 24 months;

•	payment of an amount equal to the average annual bonus earned by Mr. Romano over the preceding two years (or over the period of employment if termination occurs prior to the end of the second fiscal year following commencement of employment), which shall be paid in equal installments over the 12 months following such termination;

•	all outstanding grants of time-based restricted stock, time-based restricted stock units or stock options, including the Initial Grant, would vest in full;

•	all outstanding performance-based restricted stock units will vest at the target level and be immediately settled;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 24 months; and

•	payments by us to or for the benefit of Mr. Romano shall be limited to the largest amount that could be payable to Mr. Romano without causing the application of the excise tax under Section 4999 of the Code; provided that such reduction shall only be imposed if the aggregate after-tax value of such amounts is equal to or greater than the aggregate after-tax value (after giving effect to the excise tax) of such amount without any such reduction.

Death. In the event of his termination of employment due to death, Mr. Romano’s executors, legal representatives or administrators will be entitled to the following payments and/or benefits:

•	the Initial Grant would vest in full; and

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year.

Disability. In the event of his termination of employment due to disability, Mr. Romano will be entitled to the following payments and/or benefits:

•	the Initial Grant would vest in full; and

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year.

Mr. Romano is bound by certain non-competition and non-solicitation covenants, which extend for a period of 12 months following termination of employment (or the applicable severance period, if longer). To receive any severance or termination payments or benefits described above, Mr. Romano is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Amendment to Employment Agreement. As described above, Mr. Romano’s employment agreement was amended on December 4, 2014 to address the change in the Company’s fiscal year. Pursuant to such amendment, Mr. Romano’s bonus opportunity for fiscal year 2015 will be 133% of the otherwise applicable annual amount in lieu of any bonus opportunity with respect to the 2014-2015 Transition Period and Mr. Romano’s equity grant made in the 2014-2015 Transition Period would also be 133% of the applicable amount, while the mix of such equity would be 50% stock options, 25% restricted stock and 25% performance-based restricted stock units. His employment agreement was further amended to provide the Committee with flexibility in the administration of the Company’s cash bonus program.

Description of Triggering Events

Cause. Mr. Romano’s employment may be terminated by us for “cause” upon Mr. Romano’s (a) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (b) alcohol abuse or addiction to a controlled drug (other than in accordance with a physician’s prescription); (c) willful misconduct or gross negligence in the course of employment; (d) material breach of any material published Company policy; (e) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (f) refusal to perform the lawful and reasonable directives of the Board of Directors or any committee thereof.

Good Reason. Mr. Romano may terminate his employment for “good reason” upon the occurrence of any of the following without his prior consent: (i) a material, adverse change in title, authority or duties; (ii) a reduction in base salary or bonus opportunity; or (iii) a relocation of his principal worksite more than 50 miles from the Company’s headquarters.

Disability. Under Mr. Romano’s employment agreement, “disability” has the same definition as such term does under the Company’s long-term disability plan.

Change in Control. The “change in control” provisions of Mr. Romano’s employment agreement will generally be triggered upon the first to occur of any of the following:

•	any person becomes beneficial owner of more than 50% of the voting power of the Company’s then outstanding securities;

•	a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of substantially all of our assets; or

•	a liquidation or dissolution of the Company.

Assuming one of the following events occurred on September 30, 2014 (prior to the adoption of the amendment to his employment agreement), Mr. Romano’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Other ($)	Value of Options Subject to Acceleration ($)	Value of Restricted Stock Subject to Acceleration ($) (1)	Total ($)
For Cause	—		—		—		—	—	—	—
Voluntary Resignation (without Good Reason)	—		—		—		—	—	—	—
Death	—		—	(2)	—		—	—	161,240	161,240
Disability	—		—	(2)	—		—	—	161,240	161,240
Without Cause or for Good Reason	825,000	(3)	—	(2) (4)	19,299	(5)	—	—	161,240	1,005,539
Without Cause or for Good Reason in connection with a Change in Control	1,650,000	(6)	—	(2) (4)	38,598	(7)	—	—	161,240	1,849,838
Change in Control (without termination)	—		—		—		—	—	—	—

(1)	This amount represents the value of 10,443 shares of otherwise unvested Common Stock, based on $15.44, the closing price of our Common Stock on September 30, 2014.
(2)	There was no bonus earned by Mr. Romano for fiscal year 2014.
(3)	This amount is equal to 12 months of Mr. Romano’s monthly base salary as of September 30, 2014.
(4)	Although Mr. Romano would be entitled to a payment of an amount equal to the average annual bonus earned over his period of employment, there was no bonus payable to Mr. Romano for this period.
(5)	This amount represents premium payments for 12 months of continued group health coverage.
(6)	This amount is equal to 24 months of Mr. Romano’s monthly base salary as of September 30, 2014.
(7)	This amount represents premium payments for 24 months of continued group health coverage.

Edward M. Krell

Resignation by Mr. Krell on August 10, 2014. Mr. Krell resigned as Chief Executive Officer of the Company and as a member of the Board of Directors, effective August 10, 2014. In connection with Mr. Krell’s departure and in recognition of his service to the Company, the Company entered into the Krell Separation Agreement, pursuant to which Mr. Krell received or will receive certain payments, accelerated vesting of certain outstanding restricted stock and stock options, and other benefits that were materially consistent with such payments and benefits he would have received under his then existing employment agreement upon a termination without cause.

Accordingly, pursuant to the Krell Separation Agreement, Mr. Krell was entitled to the following payments and/or benefits upon his resignation:

•	a cash lump sum payment equal to $3,337,500;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for fiscal year 2014 (based on actual corporate performance, there was no amount payable);

•	all outstanding time-vested options and time-vested restricted shares became fully vested;

•	outstanding performance-vested restricted stock units will vest on a pro-rata basis (pro-rated based on the portion of the performance period completed by the time of the executive’s termination) to the extent the underlying performance goals are attained at the end of the applicable performance period (with respect to Mr. Krell’s 2012 performance-vested restricted stock units, all units were forfeited);

•	continued provision of an automobile and automobile insurance coverage for one year;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	continued provision, for a period of three years, of supplemental long term disability premiums providing a monthly disability benefit of $18,000;

•	reimbursement of the cost of COBRA continuation coverage premiums under our group health plan (for himself and his spouse and eligible dependents), provided that Mr. Krell timely pays such premiums, until the earlier of (1) the end of the three year period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents);

•	reimbursement of his legal fees of $10,068 with respect to the negotiation of the Krell Separation Agreement; and

•	payment for full outplacement services to an agency selected by Mr. Krell, based on customary fees charged by nationally rated firms engaged in such services.

Mr. Krell’s employment agreement also provided for certain benefits if his employment were terminated upon death or disability; however, these were rendered moot by Mr. Krell’s resignation.

In order to receive the payments or benefits described above, Mr. Krell was required to and did timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Mr. Krell is bound by certain non-competition and non-solicitation covenants, which extend for a period of 36 months following any termination of employment.

Based on his resignation on August 10, 2014, Mr. Krell’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Other ($)		Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Resignation as of August 10, 2014 pursuant to the Krell Separation Agreement	3,337,500	(3)	—	(4)	58,706	(5)	186,683	(6)	243,374	597,860	—	(7)	4,424,123

(1)	This amount represents the value of otherwise unvested in-the-money stock options to purchase an aggregate of 75,834 shares of Common Stock, based on the difference between the exercise price of the options and $19.93, the closing price of our Common Stock on August 8, 2014 (the last trading day before Mr. Krell’s resignation). The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.
(2)	This amount represents the value of 29,998 shares of otherwise unvested Common Stock, based on $19.93, the closing price of our Common Stock on August 8, 2014 (the last trading day before Mr. Krell’s resignation).
(3)	The severance payable to Mr. Krell is a flat dollar amount of $3,337,500.
(4)	Mr. Krell did not earn any bonus under our Management Incentive Program for fiscal year 2014 performance (a prorated portion of which, based on his resignation date, would have been payable to him if earned).
(5)	This amount represents premium reimbursement payments for 36 months of health coverage.
(6)	This amount represents the value of the following benefits: (i) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $23,774, (ii) 36 months of premiums for a supplemental long-term disability policy having an $18,000 monthly benefit, with an estimated aggregate value of $32,841, (iii) payment of full outplacement services, with an estimated aggregate value of $120,000 (for one year of services), and (iv) reimbursement of legal fees to negotiate the Krell Separation Agreement of $10,068. Mr. Krell declined the transfer of a key man term life insurance policy on his life.
(7)	Although Mr. Krell would be entitled to certain currently unearned performance-based restricted stock units from the fiscal year 2012, 2013 and 2014 awards if earned, no value is shown here because the Company determined pursuant to FASB ASC Topic 718 that such awards are unlikely to be earned, even at the threshold level, and as noted above, none of the performance-based restricted stock units from fiscal year 2012 were earned and Mr. Krell forfeited this award.

Christopher F. Daniel

Under the terms of the employment agreement with Mr. Daniel, which was entered into on April 11, 2011, Mr. Daniel has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	continuation of base salary for 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months; and

•	payments by us to or for the benefit of Mr. Daniel shall be limited to the largest amount that could be payable to Mr. Daniel without causing the application of the excise tax under Section 4999 of the Code.

Mr. Daniel is bound by certain non-competition and non-solicitation covenants, which extend for a period of 24 months following termination of employment. To receive any severance or termination payments or benefits described above, Mr. Daniel is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Daniel’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; (vi) refusal to perform the lawful and reasonable directives of a supervisor or (vii) a failure to maintain a residence within the Philadelphia, Pennsylvania area without the Company’s consent.

Good Reason. The definition of “good reason” in Mr. Daniel’s employment agreement is substantially the same as described above with respect to Mr. Romano’s employment agreement.

Change in Control. The definition of “change in control” in Mr. Daniel’s employment agreement is substantially the same as described above with respect to Mr. Romano’s employment agreement.

Acceleration of Performance-Based Restricted Stock Units. If Mr. Daniel’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Daniel for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Daniel’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Daniel’s service during the performance period prior to his termination. If a change in control occurs during Mr. Daniel’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Amendment to Employment Agreement. As described above, Mr. Daniel’s employment agreement was amended on December 4, 2014 to address the change in the Company’s fiscal year. Pursuant to such amendment, Mr. Daniel is eligible to receive a special retention bonus of $100,000 provided generally that he remains employed by the Company through November 1, 2015 (the “Retention Bonus”). The Retention Bonus would also be payable if Mr. Daniel’s employment was terminated by the Company without cause or by Mr. Daniel for good reason, in either such case, prior to November 1, 2015. Mr. Daniel’s employment agreement was further amended (x) to provide that beginning with the 2015 fiscal year, his annual target bonus opportunity would increase from 60% to 70% of his annual base salary and (y) to provide the Committee with flexibility in the administration of the Company’s cash bonus program.

Assuming one of the following events occurred on September 30, 2014 (prior to the adoption of the amendment to his employment agreement), Mr. Daniel’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	535,000	(1)	—	(2)	19,299	(3)	—	(4)	554,299
Without Cause or for Good Reason 12 months after a Change in Control	802,500	(5)	—	(2)	28,949	(6)	356,086	(7)	1,187,535
Change in Control (without termination)	—		—		—		356,086	(7)	356,086

(1)	This amount is equal to 12 months of Mr. Daniel’s monthly base salary as of September 30, 2014.
(2)	Mr. Daniel did not earn any bonus under our Management Incentive Program for fiscal year 2014 performance.
(3)	This amount represents premium payments for 12 months of continued group health coverage.
(4)	Although Mr. Daniel would be entitled to a portion of certain currently unearned performance-based restricted stock units from the fiscal year 2012, 2013 and 2014 awards if earned, no value is shown here because the Company determined pursuant to FASB ASC Topic 718 that such awards are unlikely to be earned, even at the threshold level, and as noted above, none of the performance-based restricted stock units from fiscal year 2012 were earned and Mr. Daniel forfeited this award.
(5)	This amount is equal to 18 months of Mr. Daniel’s monthly base salary as of September 30, 2014.
(6)	This amount represents premium payments for 18 months of continued group health coverage.
(7)	This amount represents (a) the value of 21,815 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $15.44, the closing price of our Common Stock on September 30, 2014 ($336,824), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to the 21,815 shares underlying those units ($19,262).

Judd P. Tirnauer

Under the terms of his employment agreement, Mr. Tirnauer has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	continuation of base salary for 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months;

•	all outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested; and

•	payments by us to or for the benefit of Mr. Tirnauer shall be limited to the largest amount that could be payable to Mr. Tirnauer without causing the application of the excise tax under Section 4999 of the Code.

Mr. Tirnauer is bound by certain non-competition and non-solicitation covenants, which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Tirnauer is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Tirnauer’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (vi) refusal to perform the lawful and reasonable directives of a supervisor.

Good Reason. The definition of “good reason” in Mr. Tirnauer’s employment agreement is substantially the same as described above with respect to Mr. Romano’s employment agreement.

Change in Control. The definition of “change in control” in Mr. Tirnauer’s employment agreement is substantially the same as described above with respect to Mr. Romano’s employment agreement.

Acceleration of Certain Unvested Equity. Under the terms of certain of Mr. Tirnauer’s time-vested stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested.

Additionally, if Mr. Tirnauer’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Tirnauer for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Tirnauer’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Tirnauer’s service during the performance period prior to his termination. If a change in control occurs during Mr. Tirnauer’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Amendment to Employment Agreement. As described above, Mr. Tirnauer’s employment agreement was amended on December 4, 2014 to address the change in the Company’s fiscal year. Pursuant to such amendment, Mr. Tirnauer is eligible to receive a special retention bonus of $100,000 provided generally that he remains employed by the Company through November 1, 2015 (the “Retention Bonus”). The Retention Bonus would also be payable if Mr. Tirnauer’s employment was terminated by the Company without cause or by Mr. Tirnauer for good reason, in either such case, prior to November 1, 2015. Mr. Tirnauer’s employment agreement was further amended to provide the Committee with flexibility in the administration of the Company’s cash bonus program.

Assuming one of the following events occurred on September 30, 2014 (prior to the adoption of the amendment to his employment agreement), Mr. Tirnauer’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Value of Options Subject to Acceleration ($) (1)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	405,000	(2)	—	(3)	12,586	(4)	—	—	(5)	417,586
Without Cause or for Good Reason 12 months after a Change in Control	607,500	(6)	—	(3)	18,879	(7)	28,400	225,698	(8)	880,477
Change in Control (without termination)	—		—		—		28,400	225,698	(8)	254,098

(1)	This amount represents the value of otherwise unvested stock options to purchase an aggregate of 8,000 shares of Common Stock, based on the difference between the exercise price of the options and $15.44, the closing price of our Common Stock on September 30, 2014. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.
(2)	This amount is equal to 12 months of Mr. Tirnauer’s monthly base salary as of September 30, 2014.
(3)	Mr. Tirnauer did not earn any bonus under our Management Incentive Program for fiscal year 2014 performance.
(4)	This amount represents premium payments for 12 months of continued group health coverage.
(5)	Although Mr. Tirnauer would be entitled to a portion of certain currently unearned performance-based restricted stock units from the fiscal year 2012, 2013 and 2014 awards if earned, no value is shown here because the Company determined pursuant to FASB ASC Topic 718 that such awards are unlikely to be earned, even at the threshold level, and as noted above, none of the performance-based restricted stock units from the 2012 fiscal year were earned and Mr. Tirnauer forfeited this award.
(6)	This amount is equal to 18 months of Mr. Tirnauer’s monthly base salary as of September 30, 2014.
(7)	This amount represents premium payments for 18 months of continued group health coverage.
(8)	This amount represents (a) the value of 13,681 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $15.44, the closing price of our Common Stock on September 30, 2014 ($211,235), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to the 13,681 shares underlying those units ($14,463).

Ronald J. Masciantonio

Under the terms of his employment agreement, as amended on August 10, 2014, Mr. Masciantonio has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-ninth of his base salary for nine months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-tenth of his base salary for 15 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months;

•	any unvested portion of the option issued to Mr. Masciantonio on January 29, 2010 shall become fully vested; and

•	payments by us to or for the benefit of Mr. Masciantonio shall be limited to the largest amount that could be payable to Mr. Masciantonio without causing the application of the excise tax under Section 4999 of the Code.

Mr. Masciantonio is bound by certain non-competition and non-solicitation covenants, which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Masciantonio is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. The definition of “cause” in Mr. Masciantonio’s employment agreement is substantially the same as described above with respect to Mr. Tirnauer’s agreement.

Good Reason. The definition of “good reason” in Mr. Masciantonio’s employment agreement is substantially the same as described above with respect to Mr. Romano’s employment agreement.

Change in Control. The definition of “change in control” in Mr. Masciantonio’s employment agreement is substantially the same as described above with respect to Mr. Romano’s employment agreement.

Acceleration of Certain Unvested Equity. Under the terms of certain of Mr. Masciantonio’s time-vested stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested options under the option grant issued to Mr. Masciantonio on January 29, 2010 would become fully vested.

Additionally, if Mr. Masciantonio’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Masciantonio for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Masciantonio’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Masciantonio’s service during the performance period prior to his termination. If a change in control occurs during Mr. Masciantonio’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Amendment to Employment Agreement. As described above, Mr. Masciantonio’s employment agreement was amended on December 4, 2014 to address the change in the Company’s fiscal year. Pursuant to such amendment, Mr. Masciantonio is eligible to receive a special retention bonus of $100,000 provided generally that he remains employed by the Company through November 1, 2015 (the “Retention Bonus”). The Retention Bonus would also be payable if Mr. Masciantonio’s employment was terminated by the Company without cause or by Mr. Masciantonio for good reason, in either such case, prior to November 1, 2015. Mr. Masciantonio’s employment agreement was further amended to provide the Committee with flexibility in the administration of the Company’s cash bonus program.

Assuming one of the following events occurred on September 30, 2014 (prior to the adoption of the amendment to his employment agreement), Mr. Masciantonio’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Value of Options Subject to Acceleration ($) (1)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	390,000	(2)	—	(3)	19,299	(4)	—	—	(5)	409,299
Without Cause or for Good Reason 12 months after a Change in Control	585,000	(6)	—	(3)	28,949	(7)	21,300	194,806	(8)	830,055
Change in Control (without termination)	—		—		—		21,300	194,806	(8)	216,106

(1)	This amount represents the value of otherwise unvested stock options to purchase an aggregate of 6,000 shares of Common Stock, based on the difference between the exercise price of the options and $15.44, the closing price of our Common Stock on September 30, 2014. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.
(2)	This amount is equal 12 months of Mr. Masciantonio’s monthly base salary as of September 30, 2014.
(3)	Mr. Masciantonio did not earn any bonus under our Management Incentive Program for fiscal year 2014 performance.
(4)	This amount represents premium payments for 12 months of continued group health coverage.
(5)	Although Mr. Masciantonio would be entitled to a portion of certain currently unearned performance-based restricted stock units from the fiscal year 2012, 2013 and 2014 awards if earned, no value is shown here because the Company determined pursuant to FASB ASC Topic 718 that such awards are unlikely to be earned, even at the threshold level, and as noted above, none of the performance-based restricted stock units from the 2012 fiscal year were earned and Mr. Masciantonio forfeited this award.
(6)	This amount is equal to 18 months of Mr. Masciantonio’s monthly base salary as of September 30, 2014.
(7)	This amount represents premium payments for 18 months of continued group health coverage.
(8)	This amount represents (a) the value of 11,831 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $15.44, the closing price of our Common Stock on September 30, 2014 ($182,671), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to the 11,831 shares underlying such units ($12,135).

PROPOSALS FOR CONSIDERATION BY THE STOCKHOLDERS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for each of the nominees named below for a one-year term expiring at the next annual meeting of stockholders. If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director:

Arnaud Ajdler, 40, has served as a director of the Company since March 2008, and as Non-Executive Chairman of the Board of Directors since February 2011. Mr. Ajdler is currently Managing Partner of Engine Capital LP. Prior to founding Engine Capital in February 2013, Mr. Ajdler served as a Managing Director of Crescendo Partners II, L.P. from December 2005 to February 2013. He has also served as a director and on the audit and corporate governance, human resources and compensation committees of Imvescor Restaurant Group since July 2013, and as a director and on the compensation and nominating and corporate governance committees of Stewart Information Services Corporation since May 2014. Mr. Ajdler is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing. He also served as a director and chair of the corporate governance and nominating committee of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012, and as a director and on the compensation and human resources committee of O’Charley’s Inc. from March 2012 until the Company was acquired in April 2012. Since its inception in June 2006, Mr. Ajdler has served as a member of the board of directors and the Secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler also served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006, and until June 2009, Mr. Ajdler served as a director of the surviving company, a NYSE listed company. From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc. As a managing director of an investment firm that has investments in a number of apparel companies, Mr. Ajdler has gained extensive knowledge of our industry. He also brings significant experience gained from service on the board of directors of several companies.

Michael J. Blitzer, 65, has served as a director of the Company since January 2013. Mr. Blitzer has been a principal at Portsmouth Partners, LLC, an advisory firm that provides operational and strategic services to private equity groups that focus on retail, wholesale and consumer industries, since September 2005. He is also currently an advisory partner to Goode Partners, LLC, a private equity firm specializing in consumer industries, a position he has held since March 2006. Mr. Blitzer was an advisor to the Chief Executive Officer of The Kellwood Company, owned by Sun Capital Partners, Inc., a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies, from June 2012 to May 2013. From November 2002 to September 2005, Mr. Blitzer served as the Lead Independent Director and Vice Chairman of the board of directors of LeSportsac, Inc. Previously, Mr. Blitzer served as the Vice Chairman of Phillips-Van Heusen Corporation, one of the world’s largest apparel companies, from September 1997 until he retired in November 2002. Mr. Blitzer spent over 30 years combined at Phillips-Van Heusen Corporation and at Macy’s in various executive merchandising positions in Women’s and Menswear, Accessories, and Footwear. He has also worked as a consultant for a variety of companies in both apparel and accessories, including Neiman Marcus Group and Liz Claiborne, Inc. He currently serves on the board of One Stop Plus, a private direct marketing company specializing in the plus size business. In addition to LeSportsac, Inc., Mr. Blitzer has, in the past, served on the boards of directors of Kate Spade, LLC, Kenneth Cole Productions, Inc., Charming Shoppes, Inc., All Saints Retail Limited, Charlotte Russe Holdings, Inc., Modell’s Sporting Goods, and Intermix, LLC. Mr. Blitzer brings to our Board of Directors his extensive experience in the various executive positions he has held in the apparel and accessories sectors, both retail and wholesale, and the perspective of an advisor who regularly deals with operational and strategic planning.

Barry Erdos, 70, has served as a director of the Company since January 2010. Mr. Erdos is a consultant in the retail industry. Mr. Erdos served as Chief Executive Officer of F.A.O. Schwarz, Inc. from March 2009 until its acquisition by Toys “R” Us in May 2009. From 2005 until 2008, Mr. Erdos was a director of Bluefly, Inc. where he was also President and Chief Operating Officer in 2008. Prior to joining Bluefly, Inc., Mr. Erdos held senior management positions with prominent retailers, including President and Chief Operating Officer of Build A Bear Workshop, Chief Operating Officer of Ann Taylor, Inc., Chief Operating Officer of J. Crew Group, and Executive Vice President and Chief Financial Officer of The Limited Inc.’s Limited Express division. Mr. Erdos also served as a director of Trio Merger Corp. Mr. Erdos qualifies as an “audit committee financial expert” satisfying the rules of the SEC. Mr. Erdos’s qualification as an audit committee financial expert as well as his extensive management experience make him highly qualified to serve both as a director of the Company and a financial expert on the Audit Committee.

Melissa Payner-Gregor, 56, has served as a director of the Company since August 2009. Ms. Payner-Gregor currently holds the position of Chief Merchandising Officer of Bluefly, Inc. She spent the previous two years working as a consultant for several retail/e-commerce companies. She served as the Chief Executive Officer of Bluefly, Inc. from August 2004 to February 2012, having previously served as President of Bluefly from September 2003. Prior to joining Bluefly, Ms. Payner-Gregor held senior management positions with prominent retailers and consumer products companies, including Chief Executive Officer and President of Spiegel Catalog and President of Chico’s FAS. Ms. Payner-Gregor’s experience as manager of several successful retail establishments allows her to bring an important perspective to our Board of Directors, given the Company’s participation in the retail market. Through her experience as the chief executive officer of a leading online retailer and senior manager of several other successful retailers, Ms. Payner-Gregor brings significant knowledge to our Board of Directors in the areas of merchandising, marketing, eCommerce, business operations, risk management and corporate governance.

J. Daniel Plants, 47, has served as a director of the Company since November 2014. Mr. Plants has been Managing Partner of Voce Capital Management LLC since 2009. Prior to founding Voce Capital Management, Mr. Plants held a number of positions at leading Wall Street firms, including executive roles in investment banking at Goldman Sachs and JPMorgan Chase and as a corporate attorney with Sullivan & Cromwell. Mr. Plants is also the co-founder of the Bay Area Urban Debate League, a San Francisco based charitable organization dedicated to expanding opportunities for area youth to become articulate, informed leaders. Mr. Plants served as the organization’s Vice Chair from 2008 to 2012. Mr. Plants holds a Juris Doctorate degree from University of Michigan Law School and an undergraduate degree from Baylor University. Mr. Plants’ substantial experience as a strategic advisor and corporate attorney, as well as his role as the founder of a successful investment management firm and status as a significant Company stockholder, bring valuable skills and perspective to the Board in the areas of finance, capital markets, strategy and corporate governance.

Anthony M. Romano, 52, has served as a director of the Company and its Chief Executive Officer since August 2014. Prior to joining the Company, Mr. Romano served as an independent management consultant since March 2013. From November 2013 through the present, Mr. Romano has been a member of the Board of Directors of Benco Dental Supply Company, a privately owned distributor of dental supplies, dental equipment and equipment services. Mr. Romano served as the President and Chief Executive Officer of Charming Shoppes, Inc., a women’s plus-size specialty apparel retailer, from March 2011 until March 2013, and as a Director of Charming Shoppes from March 2011 until June 2012. Charming Shoppes was a Nasdaq-traded public company until its acquisition by Ascena Retail Group, Inc. in June 2012. Mr. Romano served as Charming Shoppes’ Chief Operating Officer and acting CEO from October 2010 to March 2011, and as Charming Shoppes’ Executive Vice President—Global Sourcing and Business Transformation from February 2009 until October 2010. Prior to joining Charming Shoppes in February 2009, he served as executive vice president and chief supply chain officer for the women’s clothing retailer, Ann Taylor, Inc. (now known as ANN INC.) from May 2005 through July 2008; as executive vice president, corporate operations for Ann Taylor from March 2004 through May 2005; and as senior vice president global logistics for Ann Taylor from June 1997 through March 2004. He started his career as a certified public accountant with the predecessor firm to Ernst & Young, and is a graduate of Syracuse University. In considering Mr. Romano for Director of the Company, the Board took into account his credentials and past working with other retailers.

William A. Schwartz, Jr., 75, has served as a director of the Company since August 1998. Mr. Schwartz currently is Vice Chairman of U.S. Vision, Inc., a retailer of optical products and services, having previously held the position of President and Chief Executive Officer since 1995. Mr. Schwartz currently is a director of each of U.S. Vision, Inc. and Alfred Angelo, Inc. He also served, in the past, as a director of Commerce Bank and TD Banknorth, Inc. Mr. Schwartz’s significant leadership, strategic planning and operational experience in a diverse range of disciplines and businesses give him the perspective to isolate issues that are specific to and important for our industry. He also brings significant experience gained from his service on the board of directors of other companies.

B. Allen Weinstein, 68, has served as a director of the Company since January 2010. Mr. Weinstein is currently working as a retail consultant. From August 2009 to August 2012, Mr. Weinstein served as the Chief Executive Officer and a director of Body Central Corporation. Prior to joining Body Central, Mr. Weinstein was the Executive Vice President-Chief Merchandising Officer of The Cato Corporation from 2005 to 2009, having previously served as Executive Vice President, Chief Merchandising Officer of the Cato Division since 1997. From 1995 to 1997, Mr. Weinstein was Senior Vice President-Merchandising of Catherines Stores Corporation. From 1981 to 1995, he served as Senior Vice President of Merchandising of Beall’s, Inc. Mr. Weinstein currently serves as a member of the board of directors of Dignity U Wear, a nonprofit organization whose mission is to positively impact the lives of children and their families in need by providing new clothing at no cost to the recipients. Mr. Weinstein’s extensive senior management experience in other apparel companies has exposed him to various retail business techniques, and provides him with relevant expertise in retailing that he brings to the Company’s Board of Directors.

The Board of Directors recommends that you vote FOR this Proposal 1 to elect all Nominees to the Board of Directors for a One-Year Term Expiring at the next Annual Meeting of Stockholders.

RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2015 and the 2014-2015 Transition Period, and the Company’s internal control over financial reporting as of January 30, 2016, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG LLP has served as our independent registered public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of KPMG LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If KPMG LLP shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR this Proposal 2 to ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2015 and the 2014-2015 Transition Period.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for fiscal years 2014 and 2013:

Fee Category	Fiscal Year 2014 Fees ($)	Fiscal Year 2013 Fees ($)
Audit Fees (1)	820,195	813,845
Audit-Related Fees (2)	—	—
Tax Fees (3)	230,367	294,941

Total Fees	1,050,562	1,108,786

(1)	Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and for services provided in connection with certain statutory and regulatory filings.
(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on proposed financial accounting and reporting related matters.
(3)	Tax Fees consist of fees billed for professional services relating to tax compliance and other tax advice.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services described above rendered to the Company by KPMG LLP during fiscal years 2013 and 2014 and has pre-approved similar services to be rendered during the 2014-2015 Transition Period and fiscal year 2015. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

(PROPOSAL 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. At our Annual Meeting of Stockholders held in February 2011, our stockholders were asked to vote on whether the “Say-on-Pay” advisory vote should be held annually, every two years or every three years. Our stockholders indicated a preference for holding such a vote on an annual basis. Our Board determined, as a result of such vote on the frequency of the advisory vote to approve our executive compensation, that we will hold a “Say-On-Pay” stockholder advisory vote to approve our executive compensation every year. The Company’s “Say-On-Pay” stockholder advisory vote received over 92% approval last year and over 84% approval in the prior year.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Executive Compensation—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR this Proposal 3 to ratify the compensation of the named executive officers.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify us at investor_relations@DestinationMaternity.com or Investor Relations, Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Other Business

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Annual Report

A copy of the Company’s Annual Report to Stockholders for fiscal year 2014 accompanies this proxy statement.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended September 30, 2014. Requests should be directed to Destination Maternity Corporation, Attention: Chief Financial Officer, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Stockholder Proposals

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2016 (the “2016 Annual Meeting”). It is currently anticipated that the 2016 Annual Meeting will be held on May 19, 2016. Based on this date. in order for a stockholder’s nomination of one or more candidates for election as directors at the 2016 Annual Meeting or any other proposal to be considered at the 2016 Annual Meeting, the notice described below must be received by us at the address set forth below, together with certain information specified in our By-laws, between February 19, 2016 and March 21, 2016.

A stockholder who proposes to nominate an individual for election to the Board of Directors at the 2016 Annual Meeting must deliver a written notice to the Secretary of the Company, which includes: (i) a complete description of the proposed nominee’s qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) a description of all relationships between the proposed nominee and such stockholder and any agreements or understandings between such stockholders and the proposed nominee regarding the nomination; (iii) a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company; and (iv) a statement signed by the proposed nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, a stockholder who either proposes to nominate an individual for election to the Board of Directors or intends to propose any other business that is a proper matter for stockholder action at the 2016 Annual Meeting must deliver a written notice to the Secretary of the Company, which includes: (i) the name and address of the stockholder giving the notice, as it appears on the Company’s books, and the telephone number of such stockholder; (ii) the name, address and telephone number of the beneficial owner, if any, on whose behalf the nomination is being made; (iii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner and the time period for which such shares have been held; (iv) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting; (v) a representation that such stockholder and such beneficial owner intend to continue to hold the reported shares through the date of the meeting; and (vi) with respect to any proper business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners. The stockholder’s written notice should be sent to the attention of the Secretary, c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

In addition to being able to present proposals for consideration at the Annual Meeting, stockholders may also be able to have their proposals for any proper business (not including director nominations) included in our proxy statement and form of proxy for the 2016 Annual Meeting. In order to have any such stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than December 31, 2015, and the stockholder must otherwise comply with applicable SEC requirements and our By-laws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2016 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2016 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Secretary of such proposal between February 19, 2016 and March 21, 2016 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary, and all notices and nominations referred to above must be sent to our Secretary, at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

By Order of the Board of Directors

Anthony M. Romano
Chief Executive Officer

Philadelphia, Pennsylvania

December 22, 2014

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

C/O BROADRIDGE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717

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If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51118-P32194            KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                             DETACH AND RETURN THIS PORTION ONLY

DESTINATION MATERNITY CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
	01) Arnaud Ajdler	05) J. Daniel Plants
	02) Michael J. Blitzer	06) Anthony M. Romano
	03) Barry Erdos	07) William A. Schwartz, Jr.
	04) Melissa Payner-Gregor	08) B. Allen Weinstein
								For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	Ratification of the appointment of KPMG LLP as independent registered public accountants.							☐	☐	☐
3.	Approval, by non-binding advisory vote, of executive compensation.							☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please have an authorized officer sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M51119-P32194

DESTINATION MATERNITY CORPORATION

Annual Meeting of Stockholders

February 19, 2015, 9:15 AM

This proxy is solicited by the Board of Directors

The stockholder signing this proxy, revoking all previous proxies, hereby appoints Anthony M. Romano and Ronald J. Masciantonio, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on February 19, 2015, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, “FOR” RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 30, 2016, AND “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please sign and date your Proxy on the reverse side and return it promptly.

Continued and to be signed on reverse side